AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON April 4, 2016

___________________________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-41950
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42899

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________

PRECISION CASTPARTS CORP.
(Exact name of registrant as specified in its charter)
___________________

Oregon	93‑0460598
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4650 SW Macadam Avenue, Suite 400
Portland, Oregon	97239-4262
(Address of principal executive offices)	(Zip Code)
___________________

1998 Employee Stock Purchase Plan
1999 Non-Qualified Stock Option Plan
(Full title of the plans)
_______________________

Shawn R. Hagel
Executive Vice President and Chief Financial Officer
Precision Castparts Corp.
4650 SW Macadam Avenue, Suite 400
Portland, Oregon 97239-4262
(503) 946-4800
(Name, address and telephone number, including area code, of agent for service)

___________________

Copies of all communications, including all communications sent to the agent for service, should be sent to:

James M. Kearney
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268
___________________
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934. (Check one):

Large accelerated filer ☒           Accelerated filer ☐
Non-accelerated filer ☐            Smaller reporting company ☐

DE-REGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Amendment”) is being filed by Precision Castparts Corp., an Oregon corporation (the “Company”), in connection with the Merger (as defined below) to de-register all shares of the Company’s common stock (the “Company Common Stock”) and all deferred compensation obligations, registered on the Company’s Registration Statements on Form S-8 (collectively, the “Registration Statements”) listed below, which have not been sold or otherwise issued as of the date of the filing of this Amendment:

•
Registration Statement No. 333-42899 filed on December 22, 1997, registering Company Common Stock reserved for issuance pursuant to awards granted under the 1998 Employee Stock Purchase Plan referred to therein.

•
Registration Statement No. 333-41950 filed on July 21, 2000, registering Company Common Stock reserved for issuance pursuant to awards granted under the 1999 Non-Qualified Stock Option Plan referred to therein.

On January 29, 2016, pursuant to that certain Agreement and Plan of Merger, dated as of August 8, 2015, by and among Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), NW Merger Sub Inc., an Oregon corporation and a direct, wholly owned subsidiary of Berkshire (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving such merger (the “Merger”).

Pursuant to the undertaking in Item 9 of the Registration Statements, the Company, by means of this Amendment, hereby terminates the Registration Statements and removes from registration all of the securities registered thereby which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment to the Registration Statements, and has duly caused this Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Portland, Oregon, on this 4th day of April, 2016.

PRECISION CASTPARTS CORP.

By /s/ Shawn R. Hagel
                        Shawn R. Hagel
Executive Vice President and
Chief Financial Officer

No other person is required to sign this Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.